                                                                    Exhibit 10


                                SUPPLY AGREEMENT


                  THIS SUPPLY AGREEMENT ("this Agreement"), effective as of the date of the latest signature below, is entered into by ALLIANCE PHARMACEUTICAL CORP. ("APC"), located at 3040 Science Park Road, San Diego, California 92121 and FLUOROMED L.P. ("FMLP"), located at 2350 Double Creek Drive, Round Rock, Texas 78664.

                                    RECITALS

A. APC is developing a proprietary ultrasound contrast agent for use in echocardiological and radiological diagnostic applications ("the Product"), a key component of which is neat medical-grade perfluorohexane ("MG-PFH"), as more particularly described in Exhibit A.

B. FMLP possesses the expertise to manufacture neat medical-grade perfluorohexane and has developed the processes necessary to manufacture MG-PFH in commercial quantities from chemical raw materials.

C. APC and FMLP desire to enter into this Agreement to provide for FMLP's supply of MG-PFH to meet APC's clinical research, regulatory and commercial manufacturing requirements.

                  THEREFORE, in consideration of the mutual promises contained in the following provisions, the parties agree as follows:

                                   Article 1.
                                   DEFINITIONS

                 The following terms have these definitions and are incorporated in this Agreement by this reference:

         1.1 CONTRACT YEAR. "Contract Year" means (a) the four-Quarter year beginning with the first Quarter following the FDA Approval Quarter or (b) any subsequent four-Quarter year beginning on the anniversary of the first day of the first Contract Year.

         1.2 FDA APPROVAL. "FDA Approval" means the FDA's approval of APC's NDA (New Drug Application) for the Product.

         1.3 FDA APPROVAL QUARTER. "FDA Approval Quarter" means the Quarter in which FDA Approval occurs.

         1.4     APC means collectively APC and APC Affiliates.

         1.5 APC AFFILIATE. "APC Affiliate", means (a) any wholly-owned direct or indirect subsidiary of APC, (b) any other corporation in which APC directly or indirectly owns more than 50% of the voting stock or (c) any partnership or joint venture in which APC directly or indirectly owns more than a 50% interest.


* INDICATES CONFIDENTIAL INFORMATION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         1.6 PRODUCT LAUNCH. "Product Launch" means the first commercial sale of the Product following FDA Approval and test marketing, if any.

         1.7 PFH MICROBUBBLE. "PFH Microbubble" means any discrete entity containing gaseous or vaporous PFH dispersed in a liquid continuous phase.

         1.8 QUARTER. "Quarter" means (a) the three-month period ending with the month in which FDA Approval occurs or (b) any prior or subsequent three-month period.

         1.9     FDA.  The United States Food and Drug Administration.

         2.0 OTHER. The following terms have the meanings given in the designated paragraphs:


                        Term                          Paragraph No.
                        ----                          -------------
                        FMLP Claims and Losses             8.6
                        CDA                                6.1
                        Field                              2.8
                        First Renewal Term                 7.1
                        Foreign DMF                        5.3
                        Initial Term                       7.1
                        Pre-Launch Period                  2.2
                        Price Schedule                     3.3
                        Release                            3.5
                        Renewal Term                       6.1
                        Second Renewal Term                6.1
                        Specification                      3.1
                        Supply Cylinder                    3.8
                        Unspecified Constituents           8.1



                                   Article 2.
                                SUPPLY OF MG-PFH

         2.1 DEVELOPMENT QUANTITIES. Until the start of the Pre-Launch Period, FMLP shall supply MG-PFH to APC as follows:

                  (a) GENERAL. FMLP shall use its best efforts to supply MG-PFH in such reasonable quantities as APC reasonably orders to enable it to perform preclinical and clinical trials of the Product.

                  (b) SHIPMENT. FMLP shall use its best efforts to supply MG-PFH to APC under this Paragraph 2.1 in accordance with APC firm written purchase orders, and shall ship each order on or before the date specified in APC's purchase order, provided such date is agreeable to both parties, but no later than 90 days after the date of receipt of APC's purchase order. In no event, however, shall FMLP be required to ship an order earlier than 30 days after the date of receipt of APC's purchase order.

         2.2 PRODUCT LAUNCH QUANTITIES. APC wants to be in a position to initiate Product Launch as soon as practicable following FDA Approval. To this end, during the period (the "Pre-Launch Period") from completion of a successful pre-approval inspection ("PAI") by the FDA, if any, of FMLP's facility to ensure that it is in compliance with good manufacturing practices with respect to the MG-PFH production, through the end of FDA Approval Quarter, and subject to the final paragraph of this Paragraph 2.2, FMLP shall supply MG-PFH to APC as follows:

                  (a) GENERAL. FMLP shall use all reasonable efforts to supply MG-PFH in such quantities as APC orders to enable APC to have an inventory of Product on hand that it determines to be adequate to meet anticipated demand following the Product Launch.

                  (b) SHIPMENT. FMLP shall use all reasonable efforts to supply MG-PFH to APC under this Paragraph 2.2 in accordance with APC's written purchase orders issued at any time during the Pre-Launch Period (or prior to such Pre-Launch Period as the parties may mutually agree), and shall use all reasonable efforts to ship each order on or before the date specified in APC's purchase order, as agreed to between the parties, but no later than 90 days after the date of receipt of APC's purchase order. In no event, however, shall FMLP be required to ship an order earlier than 45 days after the date of receipt of APC's purchase order.

                  (c) MAXIMUM REQUIRED SUPPLY. At the time of APC's New Drug Application APC will forecast its requirements for MG-PFH supply during the Pre-Launch Period and FMLP shall not be required to supply * of such APC forecast during the Pre-Launch Period.

                  The parties acknowledge that the period during which PAI approval, FDA Product Approval, and Product Launch takes place is one of uncertainty and rapidly changing strategies, forecasts, and production plans. The parties acknowledge that it is extremely difficult to predict APC's MG-PFH requirements and FMLP's MG-PFH capacity and processing time during this period of high uncertainty and evolving plans. Accordingly, they agree that this Paragraph 2.2 shall strictly be treated as a general guideline to be observed under reasonable circumstances. Otherwise, the parties shall reasonably consult and cooperate with respect to APC's needs and FMLP's capacity in advance of Product Launch to ensure that APC's requirements may be met in a timely fashion.

         2.3 COMMERCIAL QUANTITIES. Each Quarter beginning with the first Quarter following the FDA Approval Quarter, FMLP shall supply MG-PFH to APC as follows:

                  (a) GENERAL. Subject to Paragraph 2.7, FMLP shall supply, and if FMLP is not in Default (as defined in Section 7.2(c) or otherwise failed to
deliver the quantity of MG-PFH ordered (notwithstanding the *        limitation)
APC shall purchase from FMLP, *              * of MG-PFH for the Product. FMLP
shall not be required to supply a greater amount of MG-PFH during the Quarter
than *            of APC's first estimate of its requirements for the Quarter provided to FMLP pursuant to Paragraph 2.6.


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


                  (b) SHIPMENT. FMLP shall supply MG-PFH to APC under this Paragraph 2.3 in accordance with this Agreement and APC's written purchase orders issued at any time following FDA Approval, and shall ship each order on or before the date 120 days from the date of order placement or earlier as agreed to between the parties and subsequently specified on the purchase order. In no event, however, shall FMLP be required to ship an order earlier than 45 days after the date of receipt of APC's purchase order, if such order quantities are not in inventory on the date of order.

                  (c) MINIMUM ORDER.  Each APC purchase order shall be for a
minimum of *                of MG-PFH.

         2.4 FMLP INVENTORY. Each Quarter beginning with the first Quarter following FDA Approval Quarter, unless APC is in default, FMLP shall maintain a finished inventory of MG-PFH equal at all times to *
                                                       during the preceding four
Quarters (whether or not in fact supplied by FMLP in a timely manner). The risk of inventory becoming unusable as a result of changes in Specifications, cGMP, or APC demand for said inventory shall be born entirely by APC. Inventory shall be rotated on a "First in First Out" basis by FMLP to reduce such aforementioned risks of said inventory becoming unusable. APC agrees that with respect to any finished inventory required to be maintained by FMLP hereunder and which has
been maintained by FMLP for in excess of *          , APC shall purchase such
inventory within thirty (30) days of a written request by FMLP.

         2.5     FMLP SUPPLY CAPACITY. FMLP represents and warrants that its
existing facility has and will maintain the capacity to produce *             of
MG-PFH per month, and, unless APC is in default under this Agreement, within ninety (90) days of a written request by APC, said request based upon APC's estimated needs for additional manufacturing capacity, such capacity will be
increased and maintained at up to *            of MG-PPH per month. Each Quarter
beginning with the first Quarter following the FDA Approval Quarter, FMLP shall maintain the capacity to supply, during the current Quarter and each of the next
three Quarters, *          of APC's first estimate of its requirements for each
of those Quarters provided to FMLP pursuant to Paragraph 2.6.

         2.6 APC FORECASTS. No later than 30 days after submission of the NDA for the Product, APC shall Provide FMLP with an estimate of APC's expected requirements of MG-PFH during the first Quarter following the FDA Approval Quarter and each of the next three Quarters. At least 30 days prior to the start of the next Quarter (the second Quarter following the FDA Approval Quarter) and each subsequent Quarter, APC shall provide FMLP with an estimate of APC's expected requirements of MG-PFH during that Quarter and each of the next three Quarters. Each four-Quarter estimate after the first one may revise the estimates that APC previously made in respect of the first three Quarters. During APC's early Quarters of commercial manufacturing of the Product, APC, as reasonable, shall consult more frequently with FMLP concerning its expected requirements and changes to APC's prior forecasts. Such forecasts shall be made in good faith but shall not be regarded as firm purchase orders pursuant to Paragraph 3.5.


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


         2.7 APC PURCHASE REQUIREMENTS. APC shall purchase MG-PFH from FMLP as follows:

                  (a) PURCHASE OBLIGATION. Unless FMLP is in Default under this Agreement APC shall purchase * of MG-PFH for the Product from FMLP in accordance with this Agreement.

                  (b) RIGHTS TO MANUFACTURE. Provided there has been no Default by FMLP under this Agreement APC agrees, during the term hereof that it will *
                                                                 for MG-PFH from
FMLP on the same terms contained in this Agreement.

                  (c) COMPLIANCE. APC's compliance at any time with this Purchase obligation shall be determined by reference to the aggregate quantity of MG-PFH that APC has ordered from FMLP and all other sources during the current Quarter to date and the preceding three Quarters.

                  (d) MODIFICATION. APC's purchase obligation under Subparagraph
(a) may be terminated by APC by written notice;

                      (1) If and when, for any reason, FMLP is in Default or unable to supply all of APC's requirements of MG-PFH in the amounts and by the delivery dates specified in APC's purchase orders (subject to the limitations in Paragraphs 2.1, 2.2 and 2.3 on the earliest date that FMLP may be required to ship any order); provided that the purchase obligation may be terminated only after a Default has occurred more than once (1) per year: provided further that if orders exceed the maximum amounts FMLP is required to deliver (i.e. * of previous estimate), FMLP shall be given a reasonable time to produce or increase capacity as may be necessary to provide the requested orders. However, FMLP shall be given a reasonable time as may be necessary to make changes to comply with any changes in the MG-PFH manufacturing techniques, specifications or analytical procedures requested or mandated by APC or any federal agency.

                      (2) At such time as FMLP may give formal notice of termination under Paragraph 7.2(d). Upon the giving of such notice, the
aforementioned purchase obligation is reduced *          in the first two (2)
years after notice and to *          in the third year.

                  (e) RESEARCH AMOUNTS. Notwithstanding anything herein to the contrary, APC may purchase MG-PFH from other parties for internal research purposes.

         2.8 APC MINIMUM PURCHASES. Pursuant to APC purchase forecasts pursuant to Paragraph 2.6, APC shall purchase from FMLP a minimum amount *
(pro rata for partial years) until FDA Approval and *            thereafter.

                 Additionally, FMLP shall not sell or otherwise provide MG-PFH to any person or entity for any intravenous formulation comprising PFH Microbubbles or formulations capable of forming PFH Microbubbles upon intravenous administration as long as all minimum purchase amounts in above are purchased by APC and/or APC licensees from FMLP. Should the above minimum purchases not be maintained for reasons other than a Default by FMLP, FMLP shall not be restricted in any manner in its sales and supply of MG-PFH to others.

                 APC's obligation to purchase these minimum purchase amounts is subject to the following conditions and limitations:

                 (a) COMPLIANCE. The determination whether APC has purchased the minimum amount of MG-PFH each year until FDA Approval and each Contract Year thereafter shall be determined by each year's cumulative shipments of MG-PFH that are shipped in compliance with APC's purchase order shipment dates and volumes (pounds of MG-PFH) from FMLP. FMLP shipments that are shipped later than APC requested shipment dates and would result in APC not complying with the annual minimum purchase amounts will, for the purposes of calculating minimum purchase, be deemed to have been shipped on the requested delivery date. Said purchase order shipment dates shall comply with paragraphs 2.2(b), and 2.3(b) and (c).

                 (b) PURCHASE OF REQUIRED BALANCE. If APC fails to issue purchase orders for the required minimum amount of MG-PFH during any year, APC shall issue a purchase order for the balance of the MG-PFH that it was required to purchase no later than 30 days after the end of the year. This purchase order shall not be considered to relate to the then current year and shall not be taken into account in determining whether APC has issued purchase orders for the required minimum amount of MG-PFH during such current year (except to the extent that it orders a quantity of MG-PFH in excess of the balance of MG-PFH that APC is required to purchase). The price at which MG-PFH shall be sol- d to APC pursuant to this purchase order for required minimum amount of MG-PFH purchase order shall be the price in effect as of the last day of the year to which the purchase order relates (except, again, to the extent that it orders a quantity of MG-PFH in excess of the balance that APC is required to purchase, for which the price shall be the price in effect at the time that the purchase order is issued). Said purchase order shall have a delivery date of the earliest date that FMLP can ship the MG-PFH.

                 (c) EQUITABLE REDUCTION. If during any year APC's purchase obligation under Paragraph 2.7(a) is suspended for any reason for any period, the minimum amount of MG-PFH that APC is required to purchase during the year shall be reduced as appropriate to reflect such suspension.

                 (d) NO APPROVAL. If, by * , the Product has not received FDA Approval, APC's minimum purchase obligations shall terminate and FMLP shall be free without the limitations set forth earlier in this Paragraph 2.8 to sell MG-PFH to others, even if sale of MG-PFH to "others" includes "others" usage of MG-PFH for any intravenous formulation comprising PFH Microbubbles or formulations capable of forming PFH Microbubbles upon intravenous administration. Nothing herein shall be deemed to be a grant of any license or other right to any party, including FMLP, to any patents, patent applications, know-how or other technology of APC.

         2.9 APC LICENSEES. If any current or future licensee of APC desires under the terms of its license the right to manufacture the Product utilizing MG-PFH as a key ingredient (either for sale to APC or for sale to sublicensees, distributors or directly to end users), APC shall:

                 (a)      *
                                                                    ,

                 (b) Notify FMLP of any such licensee(s)' intent to exercise the right to manufacture the Product utilizing MG-PFH,

                 (c) Obtain a meeting for FMLP with such licensee(s) and/or sublicensee(s) to discuss MG-PFH supply, and

                 (d) Recommend the merits of FMLP MG-PFH to its licensee(s) and/or sublicensee(s) if consistent with APC's actual experience of FMLP's performance of this Agreement.

                                   Article 3.
                                 TERMS OF SUPPLY

         3.1 SPECIFICATION. All MG-PFH which FMLP supplies shall meet or exceed the specification set forth in Exhibit A (the "Specification").

         3.2 MANUFACTURING. All MG-PFH that FMLP supplies shall be manufactured as follows:

                 (a) EARLY DEVELOPMENT QUANTITIES. All MG-PFH which FMLP supplies pursuant to orders under Paragraph 2.1 prior to establishment of a DMF as described in Article 5 shall be manufactured in compliance with or pursuant to such process methodologies, standards, and controls and the like as APC and FMLP shall jointly determine to be required or appropriate, and in compliance with or pursuant to all required regulatory validations, permits, registrations, licenses and approvals.

                 (b) DEVELOPMENT, PRODUCT LAUNCH AND COMMERCIAL QUANTITIES. All MG-PFH which FMLP supplies pursuant to orders under Paragraphs 2.1, (subsequent to the filing of a DMF) 2.2 or 2.3 shall be manufactured in compliance with or pursuant to (i) FMLP's DMF for MG-PFH, (ii) all applicable current good manufacturing practices, (iii) all other applicable FDA regulations or requirements, (iv) all other applicable federal, state and local laws and regulations and (v) all required FDA and other regulatory validations, permits, registrations, licenses and approvals.

                 (c) SUBCONTRACTOR. If, after the Product Launch, FMLP desires to subcontract the manufacturing of commercial quantities of MG-PFH to a qualified subcontractor with special expertise in current good manufacturing practice procedures and specialty chemical manufacturing, then FMLP shall request that APC authorize the proposed subcontracting arrangement sufficiently in advance of the proposed effective date of the subcontracting arrangement so that there will be no interruption in the supply of MG-PFH. APC will not unreasonably withhold or delay its authorization so long as APC is not required to amend its NDA or IND due to the proposed subcontracting (or if APC elects to amend such filings, the FDA approves such amendments) and APC is furnished reasonably in advance of the proposed effective date of the subcontract with the following: (1) evidence of a technology transfer to the proposed subcontractor;
(2) evidence of the proposed subcontractor's experience and qualifications; (3) adequate assurances that APC can continue, without interruption, to reference an accepted DMF in accordance with Paragraph 5.2, notwithstanding the subcontracting arrangement; (4) an agreement by the subcontractor to abide by all of the terms and conditions of this Agreement; and (5) any other agreement from the subcontractor required by APC to ensure compliance with this Agreement and APC's right to inspect the subcontractor's facilities and perform vendor audits. If any Subcontracting arrangement is authorized, FMLP shall remain primarily responsible for the performance of this Agreement and shall be responsible for supervising the subcontractor. This Section 3.2 does not authorize FMLP to disclose any confidential information of APC to any party without the prior written consent of APC.

         3.3     PRICE. The price of each order of MG-PFH shall be as follows:

                 (a) DEVELOPMENT QUANTITIES, For orders of MG-PFH under
Paragraph 2.1 the price shall be                     *                         .

                 (b) PRODUCT LAUNCH QUANTITIES. For orders of MG-PFH under Paragraph 2.2, the price shall be determined in accordance with the Price
Schedule attached as Exhibit B ("Price Schedule"). *                           .

                 (c) COMMERCIAL QUANTITIES. For orders of MG-PFH under Paragraph 2.3, the price during the first Contract Year shall be determined in accordance with the Price Schedule that was in effect for Product Launch quantities on the last day of the Pre-Launch Period. The Price Schedule is subject to increase after the first Contract Year as provided in Paragraph 3.4.

3.4      PRICE CHANGES.

                 (a) After *                    , whichever is earlier, FMLP may
increase the price for commercial quantities of MG-PFH *
                              since the effective date of the last price change.
Price increases are meant to *               and shall be
deemed a reasonable manner of price change.  FMLP shall determine *
                . FMLP shall give APC written notice of any price change, which shall be effective as of the date specified in FMLP's notice or 30 days after APC's receipt of the notice, whichever is later, and shall provide with its notice an explanation in reasonable detail of the manner in which the price increase was determined. Should any FMLP price increase pursuant to this Paragraph 3.4 *


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


*
                . Upon APC's submission,*
                                                              and this agreement
shall continue until its defined expiration in Article 7.  *




           . Upon APC's purchase of commercial quantities exceeding *
                              from another company, *


                 (b) In the event that FMLP should sell *                      .

         3.5 APC PURCHASE ORDERS. A specific commitment to purchase MG-PFH shall be established by APC's issuance of a Purchase Order against this Agreement ("Release"). A Release will, by reference, incorporate the pricing, delivery, Specification and other terms and conditions contained herein. The parties hereto agree that the supply of MG-PFH by FMLP hereunder shall be subject to and governed by the terms and conditions herein. None of the prices, specifications, terms or conditions set forth on any purchase or order form, invoice or like document shall change, modify, delete or add to the provisions of this Agreement, unless mutually agreed to by the parties in writing. Each APC Release shall be considered firm, and shall not be subject to change or cancellation without FMLP's written consent. For purposes of determining when a Release has been issued, it shall be considered to have been issued on the date that it bears if it is received by FMLP no later than the fourth business day following that date; if it is received later than the fourth business day, it shall be considered to have been issued when received by FMLP. The orders will be binding upon acceptance by FMLP; such acceptance not to be unreasonably withheld or delayed. FMLP shall give APC prompt notice in writing of its rejection of any Release. FMLP's failure to give such notice within 30 days after issuance of the Release or its commencement of any work on the Release shall constitute its acceptance of the order.

         3.6 PAYMENT. APC's payment for all orders of MG-PFH and other charges agreed to in this Agreement shall be paid within 30 days after receipt of FMLP's invoice, payable to FMLP's office in Round Rock, Texas. FMLP shall not invoice APC for MG-PFH until the MG-PFH has been shipped from FMLP to the address specified in APC's purchase order. In the event overdue invoices are outstanding, FMLP will not be required to make additional shipments. Payment shall be made in U.S. dollars. In the event APC fails at any time to pay any amount owing under this Agreement when due, in addition to any rights FMLP may have at law or in equity, after ten days written notice, FMLP shall have the right to require full or partial payment in advance on all future orders and/or revoke any credit previously extended and require immediate payment of any outstanding invoices from FMLP. In addition, overdue amounts shall accrue interest at a rate of 2% per month or the maximum legal rate, if lower.

         3.7 SHIPMENT. FMLP shall ship, FOB FMLP shipping point, each order of MG-PFH to the destination specified in APC's Release, or if no destination is specified, to APC at 6175 Lusk Boulevard, San Diego, California 92121. APC may specify in its Release the common carrier to be used, subject to FMLP's approval in its reasonable discretion. If APC fails to specify a common carrier, or if FMLP, in its reasonable discretion, does not approve of the common carrier specified, FMLP shall select the common carrier. All freight and insurance charges on each order of MG-PFH shall be paid by APC as "Collect" or "Third Party Billing" freight charges.

         3.8     Supply CYLINDERS. FMLP shall ship all orders of MG-PFH in
FMLP's own reusable stainless steel cylinders holding *             (the "Supply
Cylinder"). FMLP shall dedicate these Supply Cylinders to the purpose of supplying MG-PFH to APC and shall clean and prepare each cylinder before use to prevent contamination or loss of contents. APC shall promptly return each cylinder, with valves securely closed to FMLP when empty, in substantially the same condition in which it was received, reasonable wear and tear excepted, and shall prepay the related freight and insurance charges. All Supply Cylinders shall be returned to FMLP within six months to avoid cylinder rental charges, per Exhibit B. Lost or severely damaged Supply Cylinders shall be subject to replacement at APC's expense, per rates shown in Exhibit B. APC shall take reasonable precautions to prevent material of any type from being introduced into the cylinder while it is in APC's possession. Lost Supply Cylinders are cylinders that have not been returned to FMLP within one year of APC's receipt thereof. If foreign matter is introduced to the Supply Cylinders, APC will pay * for cleaning the contaminated Supply Cylinders, and if the contaminated Supply Cylinders cannot be cleaned for continued MG-PFH service for APC, the Supply Cylinders will be charged to APC per rates shown in Exhibit B.

         3.9 TAXES AND DUTIES. APC shall pay any and all applicable sales or use taxes in connection with any order of MG-PFH. Any other tax (other than income taxes), howsoever denominated and howsoever measured, imposed upon the sale, transportation, delivery, use or consumption of MG-PFH shall be paid directly by APC, or if paid by FMLP shall be invoiced to APC as a separate item and paid by APC to FMLP within 30 days of FMLP's invoice. APC shall also pay all applicable export, import or excise taxes, clearance, handling and brokerage fees, customs duties and other cost of delivery incurred in connection with any order delivered to APC outside of the United States. FMLP may add the amount of these taxes, duties and handling fees to its invoice to APC for the order.

         3.10 TITLE AND RISK OF LOSS. Title to and risk of loss for each shipment of MG-PFH shall pass to APC when the shipment is duly tendered to the air, motor freight, or delivery service at the FMLP shipping dock for shipment.

         3.11 CERTIFICATE OF ANALYSIS. FMLP shall test (using its own approved validated methods) and inspect each Supply Cylinder of MG-PFH prior to shipment for conformity to the Specification and, upon shipment, shall provide APC with a certificate of analysis reporting the results of the analytical test or tests performed for each specification. FMLP shall continuously consult with APC regarding any change in the selection, design and method of conducting these analytical tests so that APC is reasonably assured of their accuracy, reliability, and can replicate the tests for its own use. FMLP shall not ship any Supply Cylinder of MG-PFH that does not conform to the Specification and that has not been analyzed in accordance with the required methods of analysis applicable to MG-PFH. Changes in analytical tests, whether imposed by APC or others, may result in higher costs for FMLP which will be passed on to APC at cost and not trigger the price change arrangement as stated in Paragraph 3.

         3.12 ACCEPTANCE OF MG-PFH BY APC. APC shall inspect each shipment of MG-PFH as follows:

                 (a) INCOMING INSPECTION. APC shall weigh each cylinder promptly upon receipt to confirm the amount of MG-PFH delivered. APC shall inspect and analyze each delivered Supply Cylinder at any time after delivery as APC determines; provided, however, APC, at a minimum, shall analyze each Supply Cylinder in accordance with the methods of analysis attached to the Specifications.

                 (b) NOTICE OF REJECTION. APC may reject any Supply Cylinder, because it does not conform to the Specification or because it was not manufactured in compliance with the requirements of Paragraph 3.2, by written notice of rejection to FMLP given at any time during the 45 day period following delivery of the Supply Cylinder and describing in reasonable detail the basis of APC's rejection. If APC does not give written notice of rejection during this 45 day period following delivery of the supply cylinder, or if it gives written notice of rejection after the expiration of this period, APC shall be considered to have accepted the Supply Cylinder.

                 (c) INFORMATION AND ASSISTANCE. FMLP shall make available to APC all appropriate validated analytical methods and associated records and data, including technical assistance, for the express purpose of allowing APC to consistently inspect deliveries of MG-PFH for conformance to the Specification. All such analytical techniques, data, assistance, etc. shall be regarded as Confidential Information and fall under the duty of confidentiality of Article
6. In the event of non-conformance to the Specification, APC and FMLP shall consult with each other in order to explain and resolve the discrepancy between each other's determinations. If such consultation does not resolve the discrepancy, the parties agree to nominate and procure an independent, reputable laboratory, acceptable to both parties, which shall carry out determinations based on samples taken from such shipment, using the methods of analysis attached to the Specifications, and the resulting determinations shall be binding on APC and FMLP for the purposes hereof. APC and FMLP shall share equally the expenses of such independent analysis. In the event it is determined pursuant to the provisions of this subsection (c) that the rejected Supply Cylinder met the Specification, APC shall reimburse FMLP for any return freight incurred under this subsection (c).

                 (d) Replacement. FMLP shall refund the purchase price and all other costs of shipment paid by APC, or at APC's option, replace any rejected order of MG-PFH, at no additional cost to APC, with a like amount of MG-PFH conforming to the Specification and manufactured in compliance with all of the requirements of Paragraph 3.2. FMLP shall deliver this replacement MG-PFH no later than 45 days after APC's notice of rejection regarding the rejected order.

                 (e) RETURN. At FMLP's written request for any rejected order of MG-PFH to be returned, APC shall ship the rejected order back to FMLP, freight collect. If FMLP does not make such a request within 30 days after APC's notice of rejection, APC, in its discretion, may either dispose of the MG-PFH (but not the Supply Cylinder) at FMLP's expense or ship the rejected order back to FMLP, freight collect.

         3.13 CONFLICTING TERMS. The terms of this Agreement shall control in the event of any contrary, additional or inconsistent terms in any purchase order, acceptance, order acknowledgment, confirmation or like document issued by either APC or FMLP in connection with any order of MG-PFH, unless mutually agreed in writing.

         3.14 CHANGES IN FMLP'S MANUFACTURING. FMLP shall consult with and must obtain written consent from APC reasonably in advance of making any changes in the facility, materials, equipment, methods, or procedures used in the manufacturing, storage, containing, transporting, or other aspect of the production, storage, and transport of MG-PFH which would or might:

                 (a) Cause a potential change in the MG-PFH purity profile;

                 (b) Require FMLP to revalidate its own process or methods;

                 (c) Require APC to re-audit FMLP;

                 (d) Require APC or FMLP to submit or resubmit any documentation to the FDA.

         3.15 APPLICATIONS FOR FDA APPROVALS. APC shall be responsible for the preparation and submission of any and all applications to the FDA as may be required by law and for all marketing clearances, approvals, and/or licenses from the appropriate regulatory agencies necessary in connection with the sale and shipment of Product hereunder, including, without limitation, any investigational new drug application required in order for FMLP to make shipments hereunder, except for the filing of the Drug Master File.

                                   Article 4.
                                   INSPECTIONS

         4.1 APC PURCHASES. APC shall maintain accurate records relating to its purchases of MG-PFH from FMLP and other sources for purposes of showing APC's compliance with its purchase obligation under Paragraph 2.7. FMLP shall have the right to have these records inspected once each calendar year, during normal business hours and on ten days' prior notice, by an independent certified public accountant retained by FMLP and approved by APC (which shall not unreasonably withhold its approval) for the purpose of verifying APC's compliance with its purchase obligation. APC may take reasonable steps to provide FMLP's accountant only with such information as may be necessary to this verification, and FMLP's accountant shall report to FMLP only that APC has complied with the terms of this Agreement. As a condition of the inspection, APC may require FMLP's accountant to sign a confidentiality agreement to this effect. The report to FMLP by its accountant shall be considered confidential Information.

         4.2 FMLP AGREEMENT COMPLIANCE. FMLP shall maintain accurate records relating to APC's purchases of MG-PFH, FMLP's pricing and invoice costs, and FMLP's compliance with respect to limitations on the sale of MG-PFH to other parties pursuant to Section 2.8. APC shall have the right to have these records inspected once each calendar year, during normal business hours and on 10 days' prior notice, by an independent certified public accountant retained by APC and approved by FMLP (which shall not unreasonably withhold its approval) for the purpose of verifying FMLP's compliance with the terms of this Agreement. FMLP may take reasonable steps to provide APC's accountant only with such information as may be necessary to this verification, and APC's accountant shall report to APC only that FMLP has complied with the terms of this Agreement or the extent to which it has failed to do so. As a condition of the inspection, FMLP may require APC's accountant to sign a confidentiality agreement to this effect. The report to APC by its accountant shall be considered confidential Information. Any amounts owed to APC as a result of the audit shall accrue interest from the date such amount was paid by APC to FMLP at a rate equal to the current prime rate quoted in the Eastern edition of the Wall Street Journal. Any amount owed to APC as a result of such inspection shall be paid within thirty (30) days of such inspection.

         4.3 MANUFACTURING COMPLIANCE. APC shall have the right to reasonably inspect each FMLP MG-PFH manufacturing facility, during normal business hours and on 10 days' prior notice, for the purpose of conducting a quality assurance audit (described generally in Exhibit C) to verify FMLP's compliance with the manufacturing requirements under Paragraphs 3.1 and 3.2. These audits may be conducted by APC or by a consultant retained by APC and approved by FMLP (which shall not unreasonably withhold its approval) or both. FMLP may take reasonable steps to provide APC or its consultant only with such information as may be necessary to verify FMLP's compliance and shall not be required to provide any proprietary information which is not necessary for this verification. The information obtained by APC in the course of the audit shall be considered Confidential Information. As a condition of the audit by any consultant retained by APC, FMLP may require the consultant to sign an appropriate confidentiality agreement.

         4.4 FDA INSPECTION. FMLP shall give APC reasonable notice under the circumstances of any impending inspection of an FMLP MG-PFH manufacturing facility by the FDA or any such governmental agency of which it has advance notice. FMLP shall advise APC promptly of any other FDA inspections of FMLP relating to or that affect MG-PFH and their results, including copies (purged of confidential or proprietary information, if any) of any FDA form 483s and other FDA communications. The parties agree that any proprietary information presented to the FDA as part of an FDA inspection may be withheld from APC or its representative. The information obtained by APC in the course of any such audit shall be considered Confidential Information.

                                   Article 5.
                             DRUG MASTER FILE (DMF)

         5.1 DRUG MASTER FILE REPRESENTATION. FMLP represents and warrants that it has a complete DMF in compliance with all applicable FDA laws, regulations, requirements, and guidelines.

         5.2 SUPPORT BY FMLP. FMLP shall maintain and support the DMF in compliance with all applicable FDA regulations, requirements and guidelines. FMLP shall give the FDA any required notice and file any required report to permit APC to reference the DMF as provided in Paragraph 5.3.

         5.3 REFERENCE BY APC. APC shall have the right to reference the DMF in APC's own submissions to the FDA in connection with the development, testing, manufacture and approval for sale of the Product. FMLP shall notify APC of changes to the DMF in such a manner as not to compromise confidentiality desired by FMLP.

         5.4 FOREIGN REGISTRATION. APC may seek to have the Product approved for sale by the appropriate regulatory authorities in one or more other countries. If APC seeks to have the Product approved for sale in another country and this approval requires submission of data and information substantially the same as all or part of the data and information constituting the DMF (a "Foreign DMF"), FMLP shall retain a qualified third-party consultant acceptable to APC at APC's expense to work with FMLP in assembling the appropriate data and information for submission of the Foreign DMF in FMLP's name to the appropriate regulatory authority. The consultant shall be responsible for obtaining any necessary translation into the local language. FMLP shall engage the consultant on a confidential basis, and the consultant shall not reveal any of the contents of the submission or proposed submission to APC. APC shall have the right to reference the Foreign DMF in APC's own submissions to the foreign regulatory authority in connection with obtaining the Product's approval for sale. In a similar manner (i.e., protection of FMLP proprietary information), FMLP shall cooperate with APC, as necessary, to facilitate the foreign use of the Product. APC shall pay all submission fees required for the aforementioned, * this Agreement.

                                   Article 6.
                                 CONFIDENTIALITY

         6.1 CONFIDENTIAL INFORMATION. Each party is in possession of certain proprietary information (such party, a "Discloser"). Discloser is willing to disclose certain information it possesses to the other party (such party, a "Recipient") under the terms and conditions as set forth below.

                 (a) The term "Confidential Information" shall mean any and all information, business plans or projections, customer lists, agreements, testing protocols, test results, data or know-how, whether in written or in oral form and whether technical or non-technical, as well as any sample, which relates to the Products, provided, however, that the oral disclosure to

RECIPIENT of any information, data or know-how must be followed within thirty
(30) days by a writing substantially disclosing the same if such information, data or know-how is to be considered as being Confidential Information. All matters to be considered confidential shall be clearly marked with the legend "Confidential and Proprietary Information," or a legend equivalent thereto.

                 (b) Discloser warrants that it has the full and unconditional right to disclose to Recipient the Confidential Information covered by this Agreement.

                 (c) For a period of five (5) years from the receipt of such Confidential Information, Recipient agrees:

                     (i) to treat the Confidential Information which it receives as it would its own proprietary information;

                     (ii) to prevent the disclosure of the Confidential Information which it receives to any third party absent the prior written consent of Discloser;

                     (iii) not to use the Confidential Information for any reason other than the purposes of accomplishing this Agreement or as may be agreed in writing by Discloser.

                 (d) Recipient shall be relieved of any and all obligations under Paragraph (c) of this Agreement regarding Confidential Information which:

                     (i) was known to Recipient prior to receipt hereunder or is generated for Recipient by persons who have not had access to or knowledge of the Confidential Information disclosed hereunder, as documented, in either case, by written records;

                     (ii) at the time of disclosure to Recipient was generally available to the public, or which after disclosure hereunder becomes generally available to the public through no fault attributable to Recipient or

                     (iii) is hereafter made available to Recipient for use or disclosure by Recipient from any third party having a right to do so.

                 (e) Recipient may disclose information required by applicable law, rule or judicial order to be disclosed, provided that prompt notice of a request for such disclosure is given to Discloser prior to such disclosure. Such disclosed information shall remain Confidential Information. APC may disclose information to applicable regulatory authorities in connection with obtaining regulatory approval for the Product or to licensees of the Product.

                                   Article 7.
                              TERM AND TERMINATION
         7.1     TERM. This Agreement shall remain in effect through the last
day of *             * (the "Initial Term"). The term of this Agreement shall be
automatically extended for a renewal term of *        (the "First Renewal Term")
unless, at least *

* prior to the expiration of the Initial Term, either APC or FMLP gives the other notice that it does not want the First Renewal Term to go into effect (in which case this Agreement shall expire at the end of the Initial
Term), provided that if FMLP is the party desiring not to renew the Agreement at that time, its notice shall be deemed a notice pursuant to 7.2(d), and the "exit" provisions shall apply. If the term of this Agreement is extended for the First Renewal Term, the term of this Agreement shall be automatically extended
for a second renewal term of *               (the "Second Renewal Term") unless,
at least *           prior to the expiration of the First Renewal Term, either
APC or FMLP gives the other notice that it does not want the Second Renewal Term to go into effect (in which case this Agreement shall expire at the end of the First Renewal Term), provided that if FMLP is the party desiring not to renew the Agreement at that time, its notice shall be deemed a notice pursuant to 7.2(d), and the "exit" provisions shall apply. This Agreement is subject to early termination, as provided in Paragraph 7.2.

         7.2 TERMINATION. This Agreement may be terminated earlier than Paragraph 7.1 provides under the following circumstances:

                     (a) AGREEMENT. This Agreement may be terminated at any time by the written agreement of APC and FMLP.

                     (b) INSOLVENCY. This Agreement may be terminated by either party by notice to the other in the event such other party shall dissolve, cease active business operations or liquidate, or in the event such other party shall have been determined to be insolvent by a court of competent jurisdiction, or insolvency or reorganization proceedings shall have been commenced by such other party, or such proceedings shall have been brought against such other party and remained undismissed for a period of 60 days, or such other party shall have made a general assignment for the benefit of creditors, or a receiver of all or substantially all of such other party's assets shall have been appointed and not discharged within 60 days.

                     (c) PARTY'S DEFAULT. This Agreement may be terminated by either party if the other materially breaches any provision of this Agreement ("Default"), PROVIDED THAT a party shall not be deemed in default unless (i) the claiming party has given the breaching party written notice specifying the respects in which the claiming party claims the Agreement has been breached, and
(ii) the breaching party fails to remedy such breach, or fails to provide information to the claiming party sufficient to show that it has not breached this Agreement within the 60 day period following written notice or with respect to breaches of Section 3.6, ten business days following written notice (the "Cure Period"). Within one hundred twenty (120) days following the expiration of Cure Period, the claiming party may serve final written notice of termination.

                     (d) FMLP'S EXIT FROM MEDICAL FLUOROCHEMICALS BUSINESS. This
Agreement *                                  , without the sale of assets and/or
intellectual property to a qualified third party or the spin-off or sale of a division or subsidiary engaged in this business to a qualified third party, in which case the following conditions and procedures shall apply:

                         (1) FMLP shall continue to supply MG-PFH to APC
pursuant to the terms of this Agreement *            . Notwithstanding any prior
history of orders or terms of this Agreement limiting the amount of MG-PFH APC has or might order, APC may order and FMLP shall reasonably supply sufficient quantities of MG-PFH to permit APC to maintain a substantial inventory of MG-PFH
in the event it is not able to qualify an alternate supplier *                 .

                         (2) FMLP shall provide any reasonable assistance at
APC's expense that APC reasonably requests to establish an alternate supplier for MG-PFH.

                         (3) FMLP shall support the DMF as required in Paragraph
5.1 during         * , and until APC receives all MG-PFH pursuant to
Section 7.3(b) but shall have no obligation to support it thereafter.

                     (e) NO FDA APPROVAL. If, by * , APC has not received FDA Approval for the Product, either party may terminate this Agreement on ninety
(90) days notice.

         7.3     CONSEQUENCES OF EXPIRATION OR TERMINATION.

                 (a) ALTERNATE SUPPLIER. If APC terminates this Agreement under Paragraph 7.2(c) by reason of FMLP's Default, or FMLP otherwise terminates this Agreement in breach of the terms herein, FMLP shall provide reasonable assistance at APC's expense that APC reasonably requests to establish an alternate supplier of MG-PFH. This assistance shall include describing and explaining FMLP's process for manufacturing MG-PFH in such detail (including the disclosure of FMLP proprietary technology, if necessary) as the alternate supplier may require to manufacture MG-PFH in conformity to the Specification.

                 (b) APC PURCHASES. Upon the expiration of this Agreement, APC shall be required to purchase FMLP's finished inventory of MG-PFH on hand at the time of expiration and its inventory of MG-PFH and MG-PFH work-in-progress as and when completed, such work-in-progress authorized by issued purchase orders or maintained pursuant to the requirements of this Agreement; provided FMLP is not in default hereunder.

                                   Article 8.
                             INSURANCE AND WARRANTY

         8.1 WARRANTY. The MG-PFH supplied under this Agreement by FMLP shall conform to the Specification and shall be manufactured in compliance with Paragraph 3.2. In accordance with Paragraph 3.12, FMLP shall analyze shipments of MG-PFH to APC for conformance with these requirements. However, APC shall have the responsibility to conduct its own analysis on each shipment of MG-PFH received from FMLP to check for conformance with the Specification. FMLP shall replace any MG-PFH that does not conform to the Specification or is not manufactured in compliance with Paragraph 3.2, or refund the purchase price at APC's option; such replacement or refund shall constitute APC's sole and exclusive remedy with respect to such non-conformance. FMLP makes no representation regarding any ingredient, chemical or constituent of a shipment of MG-PFH that is not specified in the Specification as being an impermissible ingredient, chemical or constituent of MG-PFH or impermissible concentration of any of the foregoing ("Unspecified Constituents"). APC agrees to assume all responsibility for Unspecified Constituents and the biological consequences thereof in the medical applications of MG-PFH by APC, except that APC assumes no responsibility for any Unspecified Constituents of the MG-PFH that are present as a result of FMLP's failure to manufacture the MG-PFH in compliance with Paragraph 3.2. As between FMLP and APC, APC shall be responsible for providing reasonable evidence to FMLP that an Unspecified Constituent was present due to FMLP's failure to manufacture the MG-PFH in compliance with this Agreement. As between APC and FMLP, any liability shall be allocated based upon applicable principles of comparative negligence, except FMLP's liability to APC shall be limited to the value of the MG-PFH that was not manufactured in compliance with Paragraphs 3.1 and 3.2. With regard to the Specification's applicability to the medical application of APC, APC agrees and acknowledges that FMLP does not have expertise in that field and that APC does have expertise in that field, and APC shall be solely responsible for the suitability of MG-PFH and the Specification for the medical application(s) that APC contemplates under this Agreement. FMLP further warrants that it shall convey good title to all MG-PFH supplied hereunder free and clear of any security interest, lien, or other encumbrance. THE FOREGOING ARE FMLP's SOLE WARRANTIES HEREUNDER AND APC's SOLE REMEDY FOR BREACH OF SUCH WARRANTIES, AND IS IN LIEU OF ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         8.2 RISK OF LOSS. APC is solely responsible for testing MG-PFH to determine its physical or health hazards and for evaluating the methods by which it may safely store, handle, transport, process, sell, dispose of or in any way use, misuse or otherwise treat the MG-PFH supplied hereunder either singly or in combination with other materials and FMLP shall have no liability to APC or any third party for any claims by APC or any third party for losses or injury incurred by APC or any third party relating to such testing, evaluation and subsequent uses as a result of such testing and evaluation or non-comprehensiveness of such testing and evaluation.

         8.3 INDEMNIFICATION. Except as set forth below or in Paragraph 8.6, APC agrees to indemnity, defend and hold FMLP harmless from and against any claim, demand, suit, loss, damage or injury of any kind whatsoever, including attorneys' fees and expenses, regardless of where located, and regardless of whether based upon negligence, strict liability, defective design, failure to warn or otherwise(collectively "Claims"), resulting or arising directly or indirectly from:

                 (a) APC's or APC's customer(s)' receipt or use of MG-PFH (including storage, handling, transportation, processing, sale, disposal, use, misuse or other treatment of MG-PFH); or

                 (b) the use of MG-PFH for the medical application(s) for which APC utilizes MG-PFH, including, without limitation, claims based upon defects in the Specification or claims based upon any Unspecified Constituent other than Unspecified Constituents of the MG-PFH that are present as a result of FMLP's failure to manufacture the MG-PFH in compliance with Paragraph 3.2.

                 The foregoing does not apply for Claims arising out of the gross negligence or willful misconduct of FMLP or an intentional breach by FMLP of the terms of this Agreement. FMLP agrees to defend, indemnify and hold harmless APC from and against any and all Claims resulting from or arising out of the gross negligence or willful misconduct of FMLP or its agents or employees or any intentional breach by FMLP of the representations, warranties, or terms set forth in this Agreement; provided that in the event FMLP fails to conform to the Specifications and APC reasonably should have discovered such failure, FMLP shall not indemnify APC.

         8.4     INSURANCE.

                 (a) APC agrees to obtain from responsible carriers and to maintain in force during the term of this Agreement and for a period of five years thereafter, commercial general liability insurance and excess liability insurance policies (or the equivalent), including products liability coverage, with contractual liability coverage, and limits of not less than * * combined single limit per occurrence for bodily injury and property damage. APC agrees to provide to FMLP certificates evidencing this coverage, and further, agrees to name FluoroMed, L.P., FMLP, and its subsidiaries, directors, and employees, as additional insured on the policy(ies) of insurance evidenced by certificates and endorsements to the policy(ies) in a form to be approved by FMLP. With respect to the insurance coverage afforded FMLP as contemplated by this Paragraph 8.4 and in recognition of assumption of risk as provided for in Paragraph 8.2, APC will require its insurers to provide a waiver of subrogation in favor of FMLP.

                 (b) FMLP represents to APC that it maintains and agrees it shall continue to maintain in force, during the term of this Agreement and for a period of two years thereafter, commercial general liability insurance and excess liability policies (or the equivalent), with contractual liability coverage, and limits in excess of * combined single limit per occurrence for bodily injury and property damage, FMLP agrees to provide to APC certificates evidencing this coverage.

                 (c) The parties agree that to the extent liability for an insured claim is allocated to APC under this Agreement, then APC's insurance shall be primary to the insurance of FMLP, and, to the extent liability for an insured claim is allocated to FMLP under this Agreement, then FMLP's insurance shall be primary to the insurance of APC, and the other party's insurance shall be considered as excess of and not contributing to the primary insurance or deductible or of the party with primary liability.

         8.5 CLAIMS. NO CLAIM FOR BREACH OF THE WARRANTIES IN PARAGRAPH 8.1 OR FOR NON-DELIVERY OF AN ORDER OF MG-PFH SHALL BE GREATER IN AMOUNT THAN THE PURCHASE VALUE OF MG-PFH TO WHICH SUCH CLAIM RELATES EXCEPT THIS LIMITATION SHALL NOT APPLY IN THE CASE OF FMLP's GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL BREACH OF A MATERIAL PROVISION OF THIS AGREEMENT. Any claims by APC must be received by FMLP in writing within 60 days of the date of APC's actual discovery of the claim.

         8.6 FMLP'S LIABILITY. FMLP shall be liable for all losses occurring to its own employees, property, and business as result of its performance of this Agreement, including but not limited, to personal injury, property damage, regulatory (including but not limited to OSHA and EPA) and other legal compliance, and other business injury or liability, regardless of whether based upon negligence, strict liability or otherwise ("FMLP Claims and Losses").

         Except to the extent that APC has agreed to indemnify FMLP under this Agreement, FMLP shall indemnify, defend and hold APC harmless from and against any claim demand, suit, loss, damage or injury of any kind whatsoever, including attorneys' fees and expenses, regardless of where located, and regardless of whether based upon negligence, strict liability or otherwise, resulting or arising directly or indirectly from FMLP Claims and Losses.

         8.7 Limitation. FMLP shall not be liable to APC in contract or tort, including negligence and strict liability, for any indirect, special, incidental or consequential damages arising out of FMLP's performance or non-performance hereunder.

                                   Article 9.
                               GENERAL PROVISIONS

         9.1 YEAR 2000 COMPLIANCE. FMLP has (i) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" ( that is, the risk that computer applications used by FMLP (or suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with the timetable. FMLP represents that its computer applications (including those of its suppliers, vendors and customers) that are material to its business and operations will be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to materially and adversely affect the condition (financial or otherwise) or operations of FMLP.

         9.2 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other. Notwithstanding the foregoing, either party may assign this Agreement without such consent to a wholly-owned subsidiary or, in the case of APC, to a transferee of substantially all of the assets of its business unit dedicated to the Product. Notwithstanding the foregoing, APC may assign this Agreement without the consent of FMLP to a licensee or sublicensee of its rights to make, use, manufacture or sell the Product.

         9.3 NOTICE. ANY notices permitted or required to be given hereunder shall be effective upon receipt of the receiving party if they are delivered personally, by certified mail (return receipt requested), by overnight air courier (with return receipt), or by facsimile machine (with proof of transmission):

                 (a)      in the case of APC, to:

                          Duane J. Roth
                          President and CEO
                          ALLIANCE PHARMACEUTICAL CORP.
                          3040 Science Park Road
                          San Diego, CA  92121
                          FAX:  619/558-5306

                          with required copies to:

                          General Counsel
                          ALLIANCE PHARMACEUTICAL CORP.
                          3040 Science Park Road
                          San Diego, CA  92121
                          FAX:     619/678-4133

                 (b)      in the case of FMLP, to:

                          William S. Brown
                          Vice President
                          FLUOROMED L.P.
                          2350 Double Creek Drive
                          Round Rock, TX  78664
                          FAX:  512/255-8298

                          Notices may be sent to any changed address or changed
title holder of the above of which the sender has actual knowledge.

         9.4 INTEGRATION. This Agreement and the CDA represents the entire agreement of the parties with respect to its subject matter, and supersedes any and all prior agreements, understandings, promises and representations by any party to any other respecting its subject matter.

         9.5 NO BROKERS. No party to this Agreement employed any broker or agent in connection with this transaction or its subject matter.

         9.6 CAPTIONS; EXHIBITS. All captions contained in this Agreement are inserted for convenience of reference only and shall not be deemed a part of this Agreement. The Exhibits are incorporated into and deemed a part of this Agreement.

         9.7 SEVERABILITY. If any provision of this Agreement is held unenforceable, the provision shall be regarded as severable from this Agreement and the remaining provisions shall remain in full force and effect.

         9.8 STATUS OF THE PARTIES. APC and FMLP shall not be deemed to be partners, joint venturers or one another's agents, and neither shall have the right to act on behalf the other except as expressly provided herein or otherwise expressly agreed in writing.

         9.9 WAIVER. The failure or neglect of APC or FMLP to enforce the terms and conditions of this Agreement shall not be deemed a waiver thereof nor shall it be deemed a condonation of any breach. Such failure or neglect shall not be deemed a waiver or condonation of any later breach. All remedies under this Agreement are cumulative and are not exclusive of other remedies.

         9.10 AMENDMENT. This Agreement may only be amended by a writing signed by the parties hereto and expressly designated as an amendment to this Agreement.

         9.11 BINDING; EFFECT: Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their subsidiaries, divisions, business units, successors and permitted assigns, including without limitation, the APC Affiliates.

         9.12 FORCE MAJEURE. A party shall not be liable to the other for inability to perform any of its obligations under this Agreement when its inability is the result of an act of God, earthquake, epidemic, order of civil or military authorities, flood, tornado, wind storm, fire, war, civil disturbance, strike or other labor dispute, inability to obtain raw materials, vandalism, or other natural, civil or commercial disturbance, or any other occurrence, over which the party has no reasonable control, whether similar or dissimilar to the causes listed above. Lack of finances shall not be deemed a circumstance not within a party's control.

         9.13 CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of Texas without giving effect to its choice of law provisions.

         9.14 COUNTERPARTS. This agreement may be executed in counterparts, to be evidenced by the simultaneous (within physical limits) exchange of signature pages (telefaxed, if necessary) and confirmatory cover letters, and the counterparts together shall be regarded as a single instrument binding on the parties.

                 WHEREFORE, the parties have executed this Agreement as of the date of the latest signature below.

ALLIANCE PHARMACEUTICAL CORP.




By:
         -------------------------------------
         Harold W. DeLong
         Executive Vice President, Business Development

Date:    June 25, 1999
         -------------------------------------


FLUOROMED L.P.




By:
         -------------------------------------
Name:    William S. Brown
         -------------------------------------
Title:   President
         -------------------------------------
Date:    July 9, 1999
         -------------------------------------

                                                                       EXHIBIT A

                          ALLIANCE PHARMACEUTICAL CORP.

                                  CONFIDENTIAL


                        COMPONENT PURCHASE SPECIFICATIONS

                            PURIFIED PERFLUOROHEXANE

*

                                                                     EXHIBIT "B"


                                 PRICE SCHEDULE

Medical Grade Perfluorohexane, as described in Exhibit A


--------------------------------------------- -------------------------------------------
                     *                                             *
--------------------------------------------- -------------------------------------------
                     *                                             *
--------------------------------------------- -------------------------------------------
                     *                                             *
--------------------------------------------- -------------------------------------------
                     *                                             *
--------------------------------------------- -------------------------------------------
                     *                                             *
--------------------------------------------- -------------------------------------------



Supply Cylinder Charges (Refer to Paragraph 3.8)


Supply Cylinder rental charges:

         *


         .

Supply Cylinder Replacement charges:

         *

         .

                                                                       EXHIBIT C


                        VENDOR QUALITY EVALUATION PROGRAM

*